Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. David Keiser President & COO 203-272-2596	Noonan Russo Robert Stanislaro (Media) 212-845-4268	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports Fourth Quarter and Year End Results & Fiscal

2006 Outlook

- Completion of Enrollment in Two Phase III Trials Highlights Recent Events -

Cheshire, Conn., October 5, 2005 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2005.

For the quarter ended July 31, 2005, Alexion (the “Company”) reported revenues of $203,000 compared to $4.15 million for the same period last year. During the fourth quarter last year, the Company had recognized a $4 million milestone payment from Procter & Gamble Pharmaceuticals (“P&G”) related to the APEX-AMI trial.

Total operating expenses for the quarter were $33.83 million compared to $23.37 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended July 31, 2005 were $27.62 million compared to $17.84 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs related to the four ongoing Phase III clinical trials of the Company’s lead drug candidates, eculizumab and pexelizumab; higher payroll and benefits costs to support progressing enrollment in the clinical trials; and higher manufacturing expenses. The Company’s general and administrative expenses were $6.22 million for the three months ended July 31, 2005 compared to $4.78 million for the same period last year. The increase resulted principally from higher personnel costs to support the continued growth of the Company’s operations, as well as greater expenses associated with pre-commercial development activities.

The Company posted investment income for the quarter of $1.32 million compared to $658,000 for the same period last year, reflecting higher market interest rates and a higher principal balance. The higher principal balance is a result of an increase in marketable securities due to the sale of the $150 million principal amount of 1.375% convertible senior notes (“1.375% Notes”) in January 2005, and the proceeds of which remained invested until March 2005 when they were used to redeem the Company’s $120 million principal amount of 5.75% convertible subordinated notes (“5.75% Notes”). Interest expense was $696,000 for the three months ended July 31, 2005, compared to $1.93 million for the three months ended July 31, 2004. The decrease in interest expense is attributable to the lower interest rate for the 1.375% Notes.

The Company incurred a net loss for the quarter of $32.64 million, or $1.16 per common share, versus a net loss of $20.12 million, or $0.88 per common share, for the same three-month period in 2004.

Year End Results

For the 12 months ended July 31, 2005, the Company’s revenues were $1.06 million compared to $4.61 million for the full-year period ended July 31, 2004. In July 2004, the Company recognized a $4 million milestone payment from P&G related to the APEX-AMI trial. The increase in revenues, excluding the milestone payment in fiscal 2004, is associated with research grants received from the U.S. government under the anti-anthrax bio-defense program.

Total operating expenses for the 12-month period ended July 31, 2005 and 2004 were $110.34 million and $75.06 million, respectively. Research and development expenses were $91.39 million for the twelve months ended July 31, 2005 compared to $59.84 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs, additional headcount and increased manufacturing expenses. These expenditures were partially offset by the remaining $1.3 million non-refundable deferred research and development payment received from XOMA (U.S.) LLC (“XOMA”), which was recognized in the third quarter of this fiscal year, due to the termination of the XOMA collaboration. General and administrative expenses were $18.95 million for the 12 months ended July 31, 2005 compared to $14.46 million for the 12 months ended July 31, 2004. The increase in general and administrative expenses was due principally to increased pre-commercial activities associated with our two lead product candidates, as well as increased headcount in support of our operations.

Investment income was $5.27 million for the 12 months ended July 31, 2005 compared to $3.37 million for the 12 months ended July 31, 2004. The increase in investment income resulted primarily from higher market interest rates and a higher principal balance. Interest expense was $6.13 million for the 12 months ended July 31, 2005 compared to $7.71 million for the 12 months ended July 31, 2004. The decrease in interest expense is attributable to the lower interest rate for the 1.375% Notes. The Company recorded a $3.2 million loss from the early extinguishment of the 5.75% Notes, which consisted of the write-off of the remaining balance of deferred financing costs of $1.2 million and the redemption premium of $2.0 million. For the 12 months ended July 31, 2005, the Company recorded a state tax benefit of $765,000. For the same period last year, the state tax benefit was $691,000. For the 12 months ended July 31, 2005, the Company recorded a one-time net gain of $3.8 million resulting primarily from the extinguishment of the note payable of its Columbus Farming Corporation subsidiary in the first fiscal quarter ended October 31, 2004.

The Company incurred a net loss for the 12 months ended July 31, 2005 of $108.75 million, or $3.90 basic and diluted net loss per common share, compared to a net loss of $74.10 million, or $3.43 basic and diluted net loss per common share, for the same period last year.

“During the fourth quarter we made tremendous progress with our late stage product pipeline including completing the randomization in TRIUMPH, and, in September, we completed enrollment in SHEPHERD, moving our eculizumab pivotal Phase III PNH program closer to completion,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Patient enrollment has also been completed in the pivotal Phase III PRIMO-CABG2 efficacy trial for pexelizumab and we expect to receive top line data before the end of this calendar year. 2006 will be an exciting and important year as we move our two lead antibody product candidates closer to potential commercialization.”

As of July 31, 2005, Alexion had approximately $195.4 million in cash, cash equivalents and marketable securities as compared to $266.5 million at July 31, 2004. This decrease in cash, cash equivalents and marketable securities as compared to July 31, 2004 was due primarily to the redemption of the Company’s $120 million 5.75% Notes and the funding of operating activities, partially offset by the sale of the Company’s 1.375% convertible senior notes for approximately $145.2 million net of financing fees. The net proceeds from the sale of the 1.375% Notes, less the redemption of the 5.75% Notes including the redemption premium, were $23.3 million.

“In addition to the progress made in the clinic, we were equally successful in strengthening the Company’s cash position through the sale of 2.5 million shares of our common stock in mid-August 2005 which resulted in net proceeds of approximately $64.5 million,” said David W. Keiser, President and Chief Operating Officer of Alexion. “Our efforts and resources are now sharply focused on the timely and successful execution of our advanced clinical programs and on preparations for the subsequent regulatory review and potential commercialization of eculizumab and pexelizumab. Our ability to commercialize our two drug candidates was further strengthened by the addition in September of Mr. Vikas Sinha to Alexion’s senior management team. Mr. Sinha became Alexion’s Senior Vice President and Chief Financial Officer and was most recently Vice President and Chief Financial Officer of Bayer Pharmaceuticals Corporation, USA. He brings extensive operational and strategic capabilities in all areas of corporate finance - both domestically and internationally.”

Fiscal year 2006 outlook: For Alexion’s 2006 fiscal year, which began August 1, 2005, guidance with respect to the projected net loss, is $115 - $130 million. This projected net loss does not include the expense of employee stock options and other stock based compensation expense. Under SFAS 123(R) beginning August 1, 2005 the Company is required to recognize such costs in the Company’s statement of operations. The financial results and the amount of loss may vary depending upon many factors, including the extent and speed with which the Company can advance the Phase III clinical development programs for eculizumab in PNH, and for pexelizumab in CABG and acute myocardial infarction (“AMI”). Any delays may cause expenses to increase and/or to be extended into fiscal year 2007. This guidance also excludes any impact of any potential business development activities that may occur during the year.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the SPA process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab is also being studied in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http:/www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to financial guidance for fiscal year 2006, timing of announcement of clinical trial results and the progression of Alexion’s drug candidates towards commercial sales. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, decision of the FDA not to approve (or to materially limit) marketing of one or both of Alexion’s two drug candidates, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2005 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended July 31,		Year ended July 31,
	2005	2004	2005	2004
CONTRACT RESEARCH REVENUES	$203	$4,147	$1,064	$4,609

OPERATING EXPENSES
Research and development	27,616	17,836	91,388	59,840
General and administrative	6,215	4,776	18,951	14,459
Impairment of fixed assets	—	760	—	760

Total operating expenses	33,831	23,372	110,339	75,059

Operating loss	(33,628)	(19,225)	(109,275)	(70,450)

OTHER INCOME AND EXPENSE
Investment income	1,319	658	5,266	3,373
Interest expense	(696)	(1,928)	(6,125)	(7,709)
Gain from extinguishment of note payable	—	—	3,804	—
Loss from early extinguishment of convertible notes	—	—	(3,185)	—

Loss before state tax benefit	(33,005)	(20,495)	(109,515)	(74,786)
State tax benefit	363	372	765	691

Net loss	$(32,642)	$(20,123)	$(108,750)	$(74,095)

BASIC AND DILUTED NET LOSS PER SHARE	$(1.16)	$(0.88)	$(3.90)	$(3.43)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	28,027	22,677	27,852	21,622

Balance Sheet Data

(amounts in thousands)

	July 31, 2005 (unaudited)	July 31, 2004 (audited)
Cash, cash equivalents and marketable securities	$195,404	$266,501
Total assets	$248,122	$319,575
Net stockholders’ equity	$67,671	$172,522

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